FOR IMMEDIATE RELEASE: Tuesday, August 19, 1997

CONTACT:    Gary B. Crook                             Madeleine Franco
            Chief Financial Officer                   or Andrew Graft
            801-484-4400                              Jordan Richard Assoc.
                                                      801-595-8611

         SOS STAFFING SERVICES, INC. TO INCREASE CALIFORNIA PRESENCE
                  WITH AGREEMENT TO PURCHASE EXECUSOFT, INC.

SALT LAKE CITY, UTAH--SOS Staffing Services, Inc. (NASDAQ/NMS: SOSS) announced today that it has signed an agreement to purchase Execusoft, Inc., an information technology (IT) staffing company headquartered in Orange, Calif. Formal completion of the acquisition is expected to take place by the end of August.

Founded in 1976, Execusoft serves the software and engineering industries in the Southern California and Intermountain markets. The company specializes in emerging and cutting-edge technologies, supplying technical personnel in a broad spectrum of information technology fields. Over the last 12 months, Execusoft's two offices have generated approximately $10 million in revenue.

"This acquisition of Execusoft represents a natural fit in our information technology division and has notably strengthened our ability to service the growing information technology markets throughout the western United States," said Howard W. Scott, Jr., chief executive officer of SOS Staffing Services. "We look forward to capitalizing upon the IT staffing and consulting synergies between Execusoft and our neighboring Wolfe & Associates location in Orange County."

SOS Staffing Services, Inc. offers a full range of staffing services through its network of offices located in the states of Arizona, California, Colorado, Idaho, Minnesota, Montana, Nevada, New Mexico, North Dakota, Oklahoma, Oregon, Texas, Utah, Washington and Wyoming.

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